Exhibit 11.1

                               SanDisk Corporation
              Statement Regarding Computation of Per Share Earnings
                (In thousands, except per share data; unaudited)
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

                                                Three Months ended,   Six Months ended,
                                                      June 30,             June 30,
                                                    1996      1995      1996      1995
                                                 -------   -------   -------   -------
Primary:

Net income ...................................   $ 3,405   $ 2,872   $ 6,459   $ 4,026
Computations of weighted average common
     and common equivalent shares outstanding:
     Weighted average common
        shares outstanding ...................    22,106     2,867    22,065     2,860
     Common equivalent shares from stock
        options and convertible preferred
        stock granted or issued during the
        twelve-month period prior to the
        Company's initial public offering ....        --     1,408        --     1,408
     Common stock options ....................     2,035     1,053     2,107     1,063
     Convertible preferred stock .............        --       227        --       227
                                                 -------   -------   -------   -------
Shares used in computing net income
     per share ...............................    24,141     5,555    24,172     5,558
                                                 =======   =======   =======   =======

Net income per share applicable
     to common stockholders ..................   $  0.14   $  0.52   $  0.27   $  0.72
                                                 =======   =======   =======   =======

Fully Diluted:
Net income ...................................   $ 3,405   $ 2,872   $ 6,459   $ 4,026
Computation of weighted average common
     and common equivalent shares outstanding:
     Weighted average common
        shares outstanding ...................    22,106     2,867    22,065     2,860
     Common equivalent shares from stock
        options and convertible preferred
        stock granted or issued during the
        twelve-month period prior to the
        Company's initial public offering ....        --     1,408        --     1,408
     Common stock options ....................     2,035     1,110     2,107     1,091
     Convertible preferred stock .............        --    14,665        --    14,665
                                                 -------   -------   -------   -------
Shares used in computing net income
     per share ...............................    24,141    20,050    24,172    20,024
                                                 =======   =======   =======   =======

Net income per share .........................   $  0.14   $  0.14   $  0.27   $  0.20
                                                 =======   =======   =======   =======
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